Exhibit 99.1

Rogers Corporation Updates on Streamlining Initiatives

ROGERS, Conn.--(BUSINESS WIRE)--April 2, 2012--Rogers Corporation (NYSE: ROG) announced today an update to its planned restructuring and streamlining initiatives. Operating savings from recent efforts are expected to begin in the second quarter of 2012 and reach approximately $13 million of annualized savings by the fourth quarter of 2012, exceeding the earlier forecasted savings of $10 million.

Bruce Hoechner, Rogers' President and CEO commented: "I'm extremely proud of our team as we've achieved more than we expected in such a short amount of time, but we're not finished with improvements. Recent organizational changes and cost restructuring initiatives are part of a comprehensive transformation of our global business that will help us to be more agile and responsive to our customers while enhancing value to our shareholders.”

Actions recently completed by the Company to achieve these savings included improvements in efficiencies of supply chain and manufacturing operations, cost reduction activities across its businesses, and headcount reductions through a voluntary retirement program and the elimination of some positions.

“While it is a difficult decision to eliminate positions in our talented and dedicated workforce,” said Hoechner, “some level of organizational restructuring was necessary to ensure that our resources and costs were more closely aligned with our business strategy. I am confident that the measures we have recently taken will provide us with a more flexible organization, a lower overall cost structure, and better alignment with customer demand so that we can profitably capture the many growth opportunities we see in our strategic markets."

As a result of the reorganization, product development, marketing and sales resources are now better aligned with the Company's growth businesses in Printed Circuit Materials, High Performance Foams and Power Electronics Solutions. Additional resources have been allocated to marketing and new business development activities to stimulate growth and expand revenue opportunities. The Company continues to pursue an active partnering and acquisition strategy for several of its core businesses.

Among the other improvement initiatives that concluded in the first quarter was the liquidation of the Company’s portfolio of auction rate securities, resulting in net proceeds of $25.4 million. In 2008, when the auction rate markets initially became illiquid, Rogers held $54.4 million of auction rate securities at par. Over the course of the past few years, it had redeemed $24.9 million of these securities, mostly at par. Since such redemptions have slowed with no clear path for full redemption over the next several years, and the rate of return on these securities being very low, the Company determined it would be best to liquidate the remaining balance now so the cash could be better utilized going forward. For example, the Company has used $10 million of the proceeds to accelerate funding of its defined benefit pension plan, which is expected to result in an annual savings of approximately $1.2 million.

Overall, these actions will result in one-time charges related to the cost savings initiatives of approximately $9.4 million, which will be included in first quarter results when the Company reports in early May 2012. These costs are primarily comprised of $5.7 million related to the early retirement and other staffing reductions and $3.2 million related to the liquidation of the auction rate securities. Excluding these charges, the annualized operating cost savings are estimated to be approximately $8.4 million in 2012 and $13 million in 2013.

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid-electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this news release, including but not limited to the projected future impact of cost reduction initiatives and other projections of financial results and planned operational enhancements, that are not strictly historical may be deemed to be “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, our achieving less than the anticipated benefits and/or incurring greater than anticipated costs relating to cost reduction initiatives or that such initiatives may be delayed or not fully implemented due to unanticipated or greater than anticipated operational, legal or other challenges, changing business, economic, and political conditions both in the United States and in other countries, particularly in light of the sovereign debt issues globally, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays or problems in completing our planned operational enhancements to various facilities, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward looking statements. All information in this press release is as of April 2, 2012 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Investor Relations Contact:
Rogers Corporation
William J Tryon, 860-779-4037
Fax: 860-779-5509
william.tryon@rogerscorp.com
Rogers’ website: www.rogerscorp.com